Exhibit 99.1

NEWS RELEASE for June 30, 2003 at 7:30 AM EDT

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

AMERIGON COMPLETES $2.5 MILLION PRIVATE PLACEMENT; RECEIVES

$500,000 FROM EXERCISE OF WARRANTS

DEARBORN, MI (June 30, 2003) . . . Amerigon Incorporated (Nasdaq:ARGN) today announced that it has completed the private placement of common stock to Tokyo-based Ferrotec Corporation (JP: 6890) as previously announced on June 23, 2003, raising $2.5 million in gross proceeds. The transaction involved the sale of 1 million newly-issued shares of Amerigon Common Stock at a price of $2.50 per share. The shares will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In separate transactions, an additional $500,000 in gross proceeds was raised in a voluntary exercise of warrants by institutional investors as previously announced on June 23, 2003. An aggregate of 250,000 warrants were voluntarily exercised at an exercise price of $2.00 per warrant. The transactions funded and closed on June 27, 2003.

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon is engaged in developing more efficient thermoelectric devices and products for automotive and other market applications. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, that necessary additional financing may be unavailable, and that adverse conditions in the automotive industry may adversely affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending March 31, 2003, and its Form 10-K for the year ended December 31, 2002.